Exhibit 4.2

THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER EITHER THE SECURITIES ACT OF 1933, AS AMENDED (THE “1933 ACT”), OR APPLICABLE STATE SECURITIES LAWS (THE “STATE ACTS”), AND SHALL NOT BE SOLD, ASSIGNED, PLEDGED, HYPOTHECATED, DONATED OR OTHERWISE TRANSFERRED (WHETHER OR NOT FOR CONSIDERATION) BY THE HOLDER EXCEPT BY REGISTRATION OR PURSUANT TO AN EXEMPTION FROM REGISTRATION UPON THE ISSUANCE TO THE COMPANY OF A FAVORABLE OPINION OF COUNSEL OR OTHER EVIDENCE REASONABLY SATISFACTORY TO THE COMPANY TO THE EFFECT THAT ANY SUCH TRANSFER SHALL NOT BE IN VIOLATION OF THE 1933 ACT AND THE STATE ACTS.

CROSSROADS SYSTEMS, INC.
COMMON STOCK PURCHASE WARRANT
To Purchase ______ Shares of Common Stock

Date of Issuance: _______, 2015

Warrant No.: A-______

VOID AFTER January 30, 2020

THIS CERTIFIES THAT, for value received, __________________, or permitted registered assigns (the “Holder”), is entitled to subscribe for and purchase at the Exercise Price (defined below) from Crossroads Systems, Inc., a Delaware corporation (the “Company”), up to ______________ shares of the common stock of the Company, par value $0.001 per share (the “Common Stock”). This Warrant is one of a series of warrants issued by the Company as of the date hereof (individually, a “Warrant”, and collectively, “Company Warrants”).

This Warrant is granted in connection with that certain Placement Agency Agreement between the Company, Roth Capital Partners, LLC and Northland Securities, Inc., as placement agents, dated January 27, 2015 (the “Placement Agency Agreement”) and the offering of 3,071,739 shares of the Common Stock and warrants to purchase 1,535,870 shares of Common Stock issued pursuant to a prospectus filed with the Securities and Exchange Commission on January 27, 2015 (the “Offering”).

1.          Definitions. Capitalized terms used herein but not otherwise defined herein shall have their respective meanings as set forth in the Placement Agency Agreement. As used herein, the following terms shall have the following respective meanings:

(a)          “Exercise Period” shall mean the period commencing with the date that is six months after the Closing Date and ending on the fifth anniversary of the Closing Date, unless sooner terminated as provided below.

(b)          “Exercise Price” shall initially mean $2.76 per share, subject to adjustment pursuant to Section 5 below.

(c)          “Person” means an individual, corporation, partnership, limited liability company, trust, business trust, association, joint stock company, joint venture, sole proprietorship, unincorporated organization, governmental authority or any other form of entity not specifically listed herein.

(d)          “Trading Day” shall mean any day on which the principal Trading Market is open for business.

(e)          “Trading Market” shall mean any of the following markets or exchanges on which the Common Stock is listed or quoted for trading on the date in question: the NYSE MKT, the Nasdaq Capital Market, the Nasdaq Global Market, the Nasdaq Global Select Market, the New York Stock Exchange or the OTC Bulletin Board (or any successors to any of the foregoing).

(f)          “Warrant Shares” shall mean the shares of Common Stock issuable upon exercise of this Warrant.

2.          Exercise of Warrant.

2.1           Exercise Mechanics. The rights represented by this Warrant may, subject to Section 7 below, be exercised in whole or in part at any time during the Exercise Period, by delivery of the following to the Company at its address set forth on the signature page hereto (or at such other address as it may designate by notice in writing to the Holder):

(a)          A complete and duly executed Notice of Exercise, by or for the benefit of the Holder, in the form attached hereto as Exhibit A; and

(b)          Payment of the Exercise Price either in cash or by check (subject to the limitations in Section 2.3 below), or pursuant to the “cashless exercise” procedures set forth in Section 4 below.

Execution and delivery of the Notice of Exercise shall have the same effect as cancellation of the portion of the original Warrant so exercised, and this Warrant shall evidence the right to purchase the remaining number of Warrant Shares, if any. If requested by the Company, the Holder agrees to provide this Warrant, or an affidavit of lost security, to the Company within a reasonable period after the delivery of the Notice of Exercise.

2

Certificates for shares purchased hereunder shall be transmitted by the transfer agent of the Company to the Holder by crediting the account of the Holder’s prime broker with the Depository Trust Company through its Deposits and Withdrawal at Custodian (DWAC) system if the Company is a participant in such system, and otherwise by physical delivery to the address specified by the Holder in the Notice of Exercise within three (3) business days from the delivery to the Company of the Notice of Exercise, surrender of this Warrant and payment of the aggregate Exercise Price as set forth above. This Warrant shall be deemed to have been exercised on the date the Exercise Price is received by the Company. The Warrant Shares shall be deemed to have been issued, and the Holder or any other person so designated to be named therein shall be deemed to have become a holder of record of such shares for all purposes, as of the date this Warrant has been exercised by payment to the Company of the Exercise Price. If by the close of the third full Trading Day after delivery of a Notice of Exercise, the Company fails to deliver to the Holder a certificate representing the required number of Warrant Shares in the manner required pursuant to this Section 2, and if after such third Trading Day and prior to the receipt of such Warrant Shares, the Holder purchases (in an open market transaction or otherwise) shares of Common Stock to deliver in satisfaction of a sale by the Holder of the Warrant Shares which the Holder anticipated receiving upon such exercise (a “Buy-In”), then the Company shall, within three Trading Days after the Holder’s request and in the Holder’s sole discretion, either (a) pay in cash to the Holder an amount equal to the Holder’s total purchase price (including brokerage commissions, if any) for the shares of Common Stock so purchased (the “Buy-In Price”), at which point the Company’s obligation to deliver such certificate (and to issue such Warrant Shares) shall terminate or (b) promptly honor its obligation to deliver to the Holder a certificate or certificates representing such Warrant Shares and pay cash to the Holder in an amount equal to the excess (if any) of the Buy-In Price over the product of (i) such number of Warrant Shares, times (ii) the closing bid price on the date of the event giving rise to the Company’s obligation to deliver such certificate.

The person in whose name any Warrant Shares are to be issued upon exercise of this Warrant shall be deemed to have become the holder of record of such shares on the date on which this Warrant was surrendered and payment of the Exercise Price was made, irrespective of the date of delivery of such certificate or certificates, except that, if the date of such surrender and payment is a date when the stock transfer books of the Company are closed, such person shall be deemed to have become the holder of such shares at the close of business on the next succeeding date on which the stock transfer books are open.

To the extent permitted by law, the Company’s obligations to issue and deliver Warrant Shares in accordance with the terms hereof are absolute and unconditional, irrespective of any action or inaction by the Holder to enforce the same, any waiver or consent with respect to any provision hereof, the recovery of any judgment against any person or entity or any action to enforce the same, or any setoff, counterclaim, recoupment, limitation or termination, or any breach or alleged breach by the Holder or any other person or entity of any obligation to the Company or any violation or alleged violation of law by the Holder or any other person or entity, and irrespective of any other circumstance which might otherwise limit such obligation of the Company to the Holder in connection with the issuance of Warrant Shares.

Nothing herein shall limit a Holder’s right to pursue any other remedies available to it hereunder, at law or in equity including, without limitation, a decree of specific performance and/or injunctive relief with respect to the Company’s failure to timely deliver certificates representing the Warrant Shares upon exercise of this Warrant as required pursuant to the terms hereof.

2.2           Issuance of New Warrants. Upon any partial exercise of this Warrant, the Company, at its expense, will forthwith and, in any event within five (5) business days, issue and deliver to the Holder a new warrant or warrants of like tenor, registered in the name of the Holder, exercisable, in the aggregate, for the balance of the number of the Warrant Shares remaining available for purchase under this Warrant.

3

2.3           Exercise Limitations; Holder’s Restrictions.

(a)          The number of Warrant Shares that may be acquired by the Holder upon any exercise of the Warrant (or otherwise in respect hereof) shall be limited to the extent necessary to insure that, following such exercise (or other issuance), the total number of shares of Common Stock then beneficially owned by such Holder and its affiliates (as defined under Rule 144, “Affiliates”) and any other persons whose beneficial ownership of Common Stock would be aggregated with the Holder’s for purposes of Section 13(d) of the Exchange Act, does not exceed 19.999% (the “19.999% Ownership Limitation”) of the total number of issued and outstanding shares of Common Stock (including for such purpose the shares of Common Stock issuable upon such exercise but excluding any shares of Common Stock issuable upon (y) exercise of the remaining, unexercised portion of the Warrant beneficially owned by such Holder and its Affiliates or (z) exercise or conversion of the unexercised or un-converted portion of any other securities of the Company (including, without limitation any other shares of Common Stock or warrants) subject to a limitation on exercise analogous to the limitation included in this Section 2.3(a) that are beneficially owned by such Holder or any of its Affiliates). Except as described in the preceding sentence, for purposes of this Section 2.3(a), beneficial ownership shall be determined in accordance with Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder. This provision shall not restrict the number of shares of Common Stock which a Holder may receive or beneficially own in order to determine the amount of securities or other consideration that such Holder may receive in the event of a Fundamental Transaction as contemplated in Section 7 of this Warrant.

(b)          In addition to the limitation contained in the preceding paragraph, (1) during any period of time in which a Holder’s beneficial ownership of Common Stock is less than 10%, the number of Warrant Shares that may be acquired by such Holder upon any exercise of the Warrant (or otherwise in respect hereof) shall be limited to the extent necessary to insure that, following such exercise (or other issuance), the total number of shares of Common Stock then beneficially owned by such Holder and its affiliates does not exceed 9.999% (the “9.999% Ownership Limitation”) (calculated as described in the first sentence of the preceding paragraph), and (2) during any period of time in which a Holder’s beneficial ownership of Common Stock is less than 5%, the number of Warrant Shares that may be acquired by such Holder upon any exercise of the Warrant (or otherwise in respect hereof) shall be limited to the extent necessary to insure that, following such exercise (or other issuance), the total number of shares of Common Stock then beneficially owned by such Holder and its affiliates does not exceed 4.999% (the “4.999% Ownership Limitation”) (calculated as described in the first sentence of the preceding paragraph). The 4.999% limitation may only be waived by the approval of the Board of Directors of the Company (but such waiver shall not affect any other Holder). By written notice to the Company, the Holder may waive the 9.99% Ownership Limitation, but any such waiver will not be effective until the 61st day after delivery of such notice, nor will any such waiver effect any other Holder. The 19.999% Ownership Limitation may not be waived.

(c)          For purposes of Section 2.3(a) and (b), it understood that (1) that the Company is not representing to any Holder that any calculations required hereby are in compliance with Section 13(d) of the Exchange Act and each Holder is solely responsible for any schedules required to be filed in accordance therewith and (2) to the extent that the limitation contained in this Section 2.3 applies, the determination of whether this Warrant is exercisable (in relation to other securities owned by such Holder) and of which portion of this Warrant is exercisable shall be in the sole discretion of a Holder, and the submission of an Exercise Notice shall be deemed to be each Holder’s determination of whether a Warrant is exercisable (in relation to other securities owned by such Holder) and of which portion of a Warrant is exercisable, in each case subject to such aggregate percentage limitation, and the Company shall have no obligation to verify or confirm the accuracy of such determination.

4

3.          Covenants of the Company.

3.1           Due Authorization. The Company covenants and agrees that all Warrant Shares that may be issued upon the exercise of the rights represented by this Warrant will, upon issuance, be validly issued and outstanding, fully paid and nonassessable, and free from all taxes, liens and charges with respect to the issuance thereof.

3.2           Available Shares. The Company covenants and agrees that the Company will, at all times during the Exercise Period, have authorized and reserved, free from preemptive rights, a sufficient number of shares of Common Stock to provide for the exercise of the rights represented by this Warrant. During the Exercise Period, if the number of authorized but unissued shares of Common Stock shall not be sufficient to permit exercise of this Warrant into the applicable Warrant Shares, the Company will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purposes.

3.3           No Impairment. Except and to the extent as waived or consented to by the Holder, the Company will not, by amendment of its Certificate of Incorporation or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Company, but will at all times in good faith assist in the carrying out of all the provisions of this Warrant and in the taking of all such action as may be necessary or appropriate in order to protect the exercise rights of the Holder against impairment.

4.          Cashless Exercise. If this Warrant is exercisable for Warrant Shares, then this Warrant may be exercised at such time by means of a “cashless exercise” in which the Holder shall be entitled to receive a certificate for the number of Warrant Shares equal to the quotient obtained by dividing [(A-B) (X)] by (A), where:

(A) = the VWAP on the Trading Day immediately preceding the date of such election;

(B) = the Exercise Price of this Warrant, as adjusted; and

(X) = the number of Warrant Shares issuable upon exercise of this Warrant in accordance with the terms of this Warrant by means of a cash exercise rather than a cashless exercise.

5

“VWAP” means, for any date, the price determined by the first of the following clauses that applies: (a) if the Common Stock is then listed or quoted on the principal Trading Market, the daily volume weighted average price of the Common Stock for such date (or the nearest preceding date) on the principal Trading Market on which the Common Stock is then listed or quoted for trading as reported by Bloomberg (as defined below) (based on a Trading Day from 9:30 a.m. (New York City time) to 4:02 p.m. (New York City time); (b) if the Common Stock is not then quoted for trading on a Trading Market and if prices for the Common Stock are then reported in the “Pink Sheets” published by OTC Markets Group Inc. (or a similar organization or agency succeeding to its functions of reporting prices), the most recent bid price per share of the Common Stock so reported; or (c) in all other cases, the fair market value of a share of Common Stock as determined by an independent appraiser selected in good faith by the Holders of Company Warrants representing at least a majority of the Warrant Shares then subject to outstanding Company Warrants and reasonably acceptable to the Company, the fees and expenses of which shall be paid by the Company.

5.          Adjustment of Exercise Price and Shares.

5.1           Stock Dividends, Split-Ups, Recapitalizations, Etc. In the event of changes in the outstanding Common Stock of the Company by reason of stock dividends, split-ups, recapitalizations, reclassifications, combinations or exchanges of shares, separations, reorganizations, liquidations, consolidation, acquisition of the Company (whether through merger or acquisition of substantially all the assets or stock of the Company), or the like, the number, class and type of shares available under this Warrant in the aggregate and the Exercise Price shall be correspondingly adjusted to give the Holder of this Warrant, on exercise for the same aggregate Exercise Price, the total number, class, and type of shares or other property as the Holder would have owned had this Warrant been exercised prior to the event and had the Holder continued to hold such shares until the event requiring adjustment. The form of this Warrant need not be changed because of any adjustment in the number of Warrant Shares subject to this Warrant.

5.2           Certificate of Adjustment. Upon the occurrence of each adjustment pursuant to this Section 5, the Company at its expense will, at the written request of the Holder, promptly compute such adjustment in accordance with the terms of this Warrant and prepare a certificate setting forth such adjustment, including a statement of the adjusted Exercise Price and adjusted number or type of Warrant Shares or other securities issuable upon exercise of this Warrant (as applicable), describing the transactions giving rise to such adjustments and showing in detail the facts upon which such adjustment is based. Upon written request, the Company will promptly deliver a copy of each such certificate to the Holder and to the Company’s transfer agent.

6

6.          Fractional Shares. No fractional shares shall be issued upon the exercise of this Warrant as a consequence of any adjustment pursuant hereto. All Warrant Shares (including fractions) issuable upon exercise of this Warrant may be aggregated for purposes of determining whether the exercise would result in the issuance of any fractional share. If, after aggregation, the exercise would result in the issuance of a fractional share, the Company shall, in lieu of issuance of any fractional share, pay the Holder otherwise entitled to such fraction a sum in cash equal to the product resulting from multiplying the then current Fair Market Value of a share of Common stock by the fractional share not to be issued. “Fair Market Value” of one share of Common Stock shall mean (a) the average of the closing sales prices for the shares of Common Stock on the principal Trading Market as reported by Bloomberg Financial Markets (or a comparable reporting service of national reputation selected by the Company and reasonably acceptable to the Holder if Bloomberg Financial Markets is not then reporting sales prices of such security) (collectively, “Bloomberg”) for the ten (10) consecutive trading days immediately preceding such date, or (b) if the foregoing does not apply, the last sales price of such security in the over-the-counter market on the pink sheets or bulletin board for such security as reported by Bloomberg, or if no sales price is so reported for such security, the last bid price of such security as reported by Bloomberg, or (c) if Fair Market Value cannot be calculated as of such date on either of the forgoing bases, the Fair Market Value shall be as determined by the Board of Directors of the Company (or a duly constituted committee thereof) in the exercise of its good faith judgment.

7.          Fundamental Transactions. If, at any time while this Warrant is outstanding, (a) the Company, directly or indirectly, in one or more related transactions effects any merger or consolidation of the Company with or into another Person, (b) the Company, directly or indirectly, effects any sale, lease, license, assignment, transfer, conveyance or other disposition of all or substantially all of its assets in one or a series of related transactions, (c) any direct or indirect purchase offer, tender offer or exchange offer (whether by the Company or another Person) is completed pursuant to which holders of Common Stock are permitted to sell, tender or exchange their shares for other securities, cash or property and has been accepted by the holders of more than 50% of the outstanding shares of Common Stock, (d) the Company, directly or indirectly, in one or more related transactions effects any reclassification, reorganization or recapitalization of the Common Stock or any compulsory share exchange pursuant to which the Common Stock is effectively converted into or exchanged for other securities, cash or property, or (e) the Company, directly or indirectly, in one or more related transactions consummates a stock or share purchase agreement or other business combination (including, without limitation, a reorganization, recapitalization, spin-off or scheme of arrangement) with another Person whereby such other Person acquires more than 50% of the outstanding shares of Common Stock (not including any shares of Common Stock held by the other Person or other Persons making or party to, or associated or affiliated with the Persons making or party to, such stock or share purchase agreement or other business combination) (each, a “Fundamental Transaction”), then, subject to the last sentence of this Section, the Holder shall have the right thereafter to receive, upon exercise of the Warrant, the same amount and kind of securities, cash or property as it would have been entitled to receive upon the occurrence of such Fundamental Transaction if it had been, immediately prior to such Fundamental Transaction, the holder of the number of Warrant Shares then issuable upon exercise in full of the Warrant (the “Alternate Consideration”). For purposes of any such exercise, the determination of the Exercise Price shall be appropriately adjusted to apply to such Alternate Consideration based on the amount of Alternate Consideration issuable in respect of one share of Common Stock in such Fundamental Transaction, and the Company shall apportion the Exercise Price among the Alternate Consideration in a reasonable manner reflecting the relative value of any different components of the Alternate Consideration. If holders of Common Stock are given any choice as to the securities, cash or property to be received in a Fundamental Transaction, then the Holder shall be given the same choice as to the Alternate Consideration it receives upon any exercise of the Warrant following such Fundamental Transaction. At the Holder’s option and request and upon surrender of the Holder’s Warrant, any successor to the Company or surviving entity in such Fundamental Transaction shall issue to the Holder a new warrant substantially in the form of the Warrant and consistent with the foregoing provisions and evidencing the Holder’s right to purchase the Alternate Consideration for the aggregate Exercise Price upon exercise thereof. The terms of any agreement pursuant to which a Fundamental Transaction is effected shall include terms requiring any such successor or surviving entity to comply with the provisions of this Section 7 and insuring that the Warrant (or any such replacement security) will be similarly adjusted upon any subsequent transaction analogous to a Fundamental Transaction. In the event of a Fundamental Transaction other than one in which the consideration consists of only cash and/or stock quoted or listed for trading on a Trading Market (“Public Stock”), the Company or the successor entity shall, at the Holder’s option and request and upon surrender of the Holder’s Warrant, purchase the Warrant from the Holder for a purchase price, payable in cash within five Trading Days after such request (or, if later, on the effective date of the Fundamental Transaction), equal to the Black Scholes value of the remaining unexercised portion of the Warrant on the date of such request. Notwithstanding anything in this Section 7 to the contrary, if at any time while this Warrant is outstanding, the Company engages in any Fundamental Transaction in which the holders of Common Stock receive in exchange for their shares of Common Stock only cash and/or Public Stock, then the Holder of this Warrant shall only be entitled to receive only an amount of cash or Public Stock (as applicable) equal to (or in the case of Public Stock, having a fair market value equal to) (i) (A) the amount of cash (or fair market value of the number of shares of Public Stock) payable in such Fundamental Transaction to the holders of Common Stock for each share of Common Stock held; less (B) the Exercise Price of this Warrant, as adjusted; multiplied by (ii) the number of Warrant Shares issuable upon exercise of this Warrant, at the same time and on the same terms as the holders of Common Stock, and immediately upon the receipt of such payment by the Holder this Warrant shall terminate.

7

8.          No Stockholder Rights. Other than as provided herein, this Warrant in and of itself shall not entitle the Holder to any voting rights or other rights as a stockholder of the Company.

9.          Charges, Taxes and Expenses. Issuance and delivery of Warrant Shares upon exercise of the Warrant shall be made without charge to the Holder for any issue or transfer tax, withholding tax, transfer agent fee or other incidental tax or expense in respect of the issuance of such certificates, all of which taxes and expenses shall be paid by the Company; provided, however, that the Company shall not be required to pay any tax which may be payable in respect of any transfer involved in the registration of any certificates for Warrant Shares or Warrants in a name other than that of the Holder. The Holder shall be responsible for all other tax liability that may arise as a result of holding or transferring the Warrant or receiving Warrant Shares upon exercise hereof. The Company shall pay all fees required for same-day processing of any Notice of Exercise.

10.         Transfer of Warrant. Subject to compliance with any applicable laws, this Warrant and all rights hereunder are transferable, by the Holder in person or by duly authorized attorney, only upon delivery of this Warrant and the form of assignment attached hereto as Exhibit B to any transferee designated by the Holder. The transferee shall sign an investment letter in form and substance reasonably satisfactory to the Company and its counsel.

11.         Lost, Stolen, Mutilated or Destroyed Warrant. If this Warrant is lost, stolen, mutilated or destroyed, the Company may, on such terms as to indemnity or otherwise as it may reasonably impose (which shall, in the case of a mutilated Warrant, include the surrender thereof for cancellation at the office of the Company), issue a new Warrant of like denomination and tenor as this Warrant so lost, stolen, mutilated or destroyed. Any such new Warrant shall constitute an original contractual obligation of the Company, whether or not the allegedly lost, stolen, mutilated or destroyed Warrant shall be at any time enforceable by anyone.

8

12.         Lock-Up. Notwithstanding any other provision of this Warrant, in accordance with FINRA Rule 5110(g), this Warrant shall not be sold during the Offering, or sold, transferred, assigned, pledged, or hypothecated, or be the subject of any hedging, short sale, derivative, put, or call transaction that would result in the effective economic disposition of this Warrant or the Warrant Shares, by any person for a period of 180 days immediately following the date of effectiveness or commencement of sales of the Offering, except as provided in paragraph (g)(2) of FINRA Rule 5110.

13.         Notices, Etc. All notices required or permitted hereunder shall be in writing and shall be deemed effectively given: (a) upon personal delivery to the party to be notified, (b) when sent by electronic transmission or facsimile if sent during normal business hours of the recipient, if not, then on the next business day, (c) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (d) one (1) day after deposit with a nationally recognized overnight courier, specifying next day delivery, with written verification of receipt. All communications shall be sent to the Company at the address listed on the signature page hereto to the attention of the Chief Financial Officer (with a copy to Andrews Kurth LLP, Attn: J. Matthew Lyons, Fax: (512) 320-9292, Email: mlyons@andrewskurth.com) and to the Holder at the applicable address set forth in Section 11 of the Placement Agency Agreement or at such other address as the Company or the Holder may designate by ten (10) days advance written notice to the other parties hereto.

14.         Acceptance. Receipt of this Warrant by the Holder shall constitute acceptance of and agreement to all of the terms and conditions contained herein.

15.         Governing Law; Venue; Waiver of Jury Trial. This Warrant shall be governed by, and construed in accordance with, the laws of the State of Delaware. The Holder hereby submits to the non-exclusive jurisdiction of the federal and state courts in the City of Wilmington, Delaware in any suit or proceeding arising out of or relating to this Warrant or the transactions contemplated thereby. The Holder irrevocably and unconditionally waives any objection to the laying of venue of any suit or proceeding arising out of or relating to this Warrant in federal and state courts in the City of Wilmington, Delaware and irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such suit or proceeding in any such court has been brought in an inconvenient forum. The Holder hereby irrevocably waives any right it may have, and agrees not to request, a jury trial for the adjudication of any dispute hereunder or in connection with or arising out of this Warrant.

16.         Interpretation. All parties have participated jointly in the negotiation and drafting of this Warrant and, in the event an ambiguity or question of intent or interpretation arises, this Warrant shall be construed as jointly drafted by all of the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Warrant.

9

17.         Amendment or Waiver. Any term of this Warrant may be amended or waived (either generally or in a particular instance and either retroactively or prospectively) only by an instrument in writing signed by (i) the Company and (ii) the holders of a majority of the outstanding warrants issued pursuant to the Placement Agency Agreement. No waivers of any term, condition or provision of this Warrant, in any one or more instances, shall be deemed to be, or construed as, a further or continuing waiver of any such term, condition or provision.

[Remainder of Page Intentionally Left Blank]

10

IN WITNESS WHEREOF, the Company has caused this Warrant to be executed by its duly authorized officer as of the date first indicated above.

CROSSROADS SYSTEMS, INC.

By:

Name:

Title:

[Signature Page to Agent Warrant]

EXHIBIT A

NOTICE OF EXERCISE

TO: CROSSROADS SYSTEMS, INC.

(1)         The undersigned hereby elects to purchase __________shares of the common stock, par value $0.001 (the “Common Stock”), of Crossroads Systems, Inc. (the “Company”) pursuant to the terms of the attached Warrant, and tenders herewith payment of the applicable exercise price in full, subject to the limitations set forth in Section 2.3 of the Warrant.

(2)         Please issue the certificate for shares of Common Stock in the name of, and pay any cash for any fractional share to:

(Print or type name)

(Social Security or other Identifying Number)

(Street Address)

(City, State, Zip Code)

(3)         If such number of shares shall not be all the shares purchasable upon the exercise of the Warrants evidenced by this Warrant, a new warrant certificate for the balance of such Warrants remaining unexercised shall be registered in the name of and delivered to:

Please insert Social Security or other identifying number: ____________________

(Please print name and address)

Dated:
	(Date)	(Signature)

(Print Name)

Exhibit A

EXHIBIT B

ASSIGNMENT FORM

(To assign the foregoing Warrant, execute this form and supply required information. Do not use this form to purchase shares.)

FOR VALUE RECEIVED, the foregoing Warrant and all rights evidenced thereby are hereby assigned to

Name:
(Please Print)

Address:

(Please Print)

Dated:	_____________________, 20__

Holder’s Signature:

Holder’s Address:

NOTE: The signature to this Assignment Form must correspond with the name as it appears on the face of the Warrant, without alteration or enlargement or any change whatever. Officers of corporations and those acting in a fiduciary or other representative capacity should file proper evidence of authority to assign the foregoing Warrant.

Exhibit B